Exhibit 16.1

[Letterhead of Roenfeldt & Lockas, P.C.]

May 13, 2005

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Examination and Supervision-Applications Filing Room

Office of Thrift Supervision

1700 G Street, N.W.

Washington, DC 20552

To Whom It May Concern:

We have read the section entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in Amendment No. 2 to the Registration Statement on Form SB-2 dated May 13, 2005 (and filed as an exhibit to Form MHC-1 filed with the Office of Thrift Supervision) of Ottawa Savings Bancorp, Inc. and are in agreement with the statements contained therein.

We have no basis to agree or disagree with other statements of the registrant contained in the Form SB-2 or Form MHC-1.

Very truly yours,

/s/ Roenfeldt & Lockas, P.C.
Roenfeldt & Lockas, P.C.